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                                  [LATHAM & WATKINS LETTERHEAD]



                               August 21, 1998



FirstWorld Communications, Inc.
9333 Genesee, Suite 200
San Diego, California 92121

            Re:   Registration Statement on Form S-4
                  FirstWorld Communications, Inc.
                  File No. 333-57829


Ladies and Gentlemen:

    In connection with the registration of $470,000,000 in aggregate principal amount at maturity of its 13% Senior Discount Notes due 2008 (the "Exchange Notes") by FirstWorld Communications, Inc., a Delaware corporation (the "Company"), pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on June 26, 1998 (File No. 333-57829), as amended by Amendment No. 1 filed August 21, 1998, you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of April 13, 1998, between the Company and The Bank of New York, as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's outstanding 13% Senior Discount Notes due 2008 (the "Private Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

    In our capacity as your counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion.

    In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of

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LATHAM & WATKINS
FirstWorld Communications, Inc.
August 21, 1998
Page 2


all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.

    We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

    Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

    When the Exchange Notes to be exchanged for the Private Notes pursuant to the Exchange Offer have been duly executed, issued and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

    The opinion rendered in the foregoing paragraph relating to the enforceability of the Exchange Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.11 of the Indenture; and (v) we express no opinion with respect to whether acceleration of the Exchange Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

    To the extent that the obligations of the Company under the Indenture and the Exchange Notes may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under the Indenture; (c) is duly qualified to engage in the activities contemplated by the Indenture; and (d) has duly authorized, executed and delivered the Indenture; (ii) the Indenture is the legally valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; (iii) that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (iv)


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LATHAM & WATKINS
FirstWorld Communications, Inc.
August 21, 1998
Page 3

the Trustee has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax law of the State of California.

    We have not been requested to express and, with your knowledge and consent, do not render any opinion with respect to the applicability to the obligations of the Company under the Indenture and the Exchange Notes of Sections 547 and 548 of Title 11 of the Bankruptcy Reform Act of 1978, as amended, or applicable state law (including, without limitation, Article 10 of the New York Debtor & Creditor Law) relating to fraudulent transfers and obligations.

    We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                    Very truly yours,

                                      /s/  LATHAM & WATKINS